Exhibit 99.1 to Clean Coal Technologies, Inc. Form 8-K filed 2-5-13

Clean Coal Technologies Signs New EPC Agreement with SAIC for the Construction of Its 2-Ton/Hour Pilot Plant and Pays SAIC $2 Million

Clean Coal Technologies, Inc. (the “Company”) (CCTC),  an emerging cleaner-energy company utilizing patented technology to convert raw coal into a cleaner burning and more efficient fuel, today announced that it has signed a new EPC Agreement with Science Applications International Corporation (SAIC) following the termination of the Good Coal Pte joint venture. The Company has also remitted the first payment of $2 million to SAIC for the construction of the 2-ton/hour pilot plant in Oklahoma, as per the terms of the new contract.

Commissioning of the pilot plant is expected during the second quarter of 2013. As sole counterparty to the new EPC contract, the Company has assumed the obligations for the project under the contract and will own the completed pilot plant outright.

“We are pleased to have a new EPC Agreement signed and in place,” said Robin Eves, Director, President and CEO of Clean Coal Technologies. “We look forward to keeping our shareholders and loyal followers abreast of our developments as we continue to reach new milestones in the construction of our pilot plant, which is a crucial step on the road to deployment and monetization of our technology.”

About Clean Coal Technologies, Inc.

Clean Coal Technologies, Inc., a cleaner-energy technology company with headquarters in New York City, NY, holds patented process technology and other intellectual property that converts raw coal into a cleaner burning fuel. The Company's trademarked end products, “Pristine™” coals, are significantly more efficient, less polluting, more cost-effective, and provide more heat than untreated coal. The principal elements of the Company’s pre combustion technology are based on well-proven science and tried-and-tested industrial components. The Company’s clean coal technology may reduce some 90% of chemical pollutants from coal, including Sulfur and Mercury, thereby resolving emissions issues affecting coal-fired power plants.

For more information about Clean Coal Technologies please visit:

www.cleancoaltechnologiesinc.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the Company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the Company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Contact:

Company Contact:
Clean Coal Technologies, Inc.
Mr. Robin Eves, Director, President & CEO
646-710-3549
reves@cleancoaltechnologiesinc.com
or
Financial Communications Contact:
Trilogy Capital Partners
Darren Minton, President
212-634-6413
info@trilogy-capital.com